SIR, NOTARY PUBLIC:

     In the registry of public writings that are in your charge, please insert one regarding the transfer of mining concessions and contract of mining that are subscribed by the Company GOLDEN EAGLE INTERNATIONAL, INC. BOLIVIA, as the first party and the MINING COOPERATIVE "UNITED CANGALLI LTD.", as the other party, in accordance with the following clauses:

FIRST.- (THE CONTRACTING PARTIES).- You will say sir, Notary, that those that subscribe this contract are:

    a) as the first party the Company GOLDEN EAGLE INTERNATIONAL, INC. BOLIVIA, represented by its attorneys-in-fact, Messrs. Harlan MacSpadden Delozier and Victor Hugo Bretel Bibus, by virtue of a general power of attorney, which is ample, comprehensive and sufficient, which has been conferred upon them and which is on the record as Public Writing No. 882/2001, of June 29, 2001, protocolized before the Notary Public Ms. Daisy Benito Pozo, whose legal jurisdiction is recognized by virtue of R.A. 21655/2001 of August 10, 2001 and is inscribed under the Registry of Commerce No. 09-052224-01, which will be denominated as THE COMPANY below; and

    b) as the other party the Mining Cooperative "UNITED CANGALLI LTD.", legally organized by virtue of its Act of Constitution on November 16, 1981, with registry recognized by the National Institute of Cooperatives (INALCO), by means of a Resolution of the National Council No. 01700 of February 4, 1975, inscribed in the National Registry of Cooperatives under Registry No. 1618 of February 4, 1975, represented in the current act by its members and attorneys-in-fact, Messers.: Benjamin Liberato Duran Siray, with C.I. 425375 L.P. (Administrator/President), Guillermo Marcos Garcia Blanco with C.I. 2335940 L.P. (General Secretary), Andres Carizales Mendoza with C.I. 2240968 L.P. (Treasurer), Flavio Oblitas with C.I. 2114726 (Coordinator), Alberto Callisaya Loza with C.I. 2003329 L.P. (President of the Vigilance Committee), Javier Arauco Camara with C.I. 2373013 L.P. (Secretary of the Vigilance Committee), Ladislao Garcia Blanco with C.I. 2373013 L.P. (Delegate), David Vidal Arauco Rivas with C.I. 2608156 L.P. (Delegate), Reynaldo Antonio Elena Calle with C.I. 399828 L.P. (Delegate), Hernan del Carpio Zubieta with C.I. 303007 L.P. (Delegate), Juan Carlos Rodriquez Loza with C.I. 2262795 L.P. (Delegate), Pedro 2do Guzman Wickley with C.I. 2263567 L.P. (Delegate), Julian Saravia Aguilar with C.I. 3390256 L.P. (Delegate), Rolando Gutierrez Beltran with C.I. 3319562 L.P. (Delegate), and Hugo Torrez Penaloza with C.I 271782 L.P. (Delegate), by virtue of a Power of Attorney No. 260/2002, on June 26, 2002, authorized before the Notary Public Juan Carlos Rivera Aldazosa, whose powers were authorized, designated and conferred by a General Assembly of the Members on April 27, 2002, which is evidenced in Public Writing No. 039/2002, authorized before the Notary Public Juan Carlos Rivera Aldazosa and signed in the offices of

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THE COOPERATIVE in the locality of Cangalli, the legalized minutes of which form an integral part of the current contract, so that those authorized may subscribe all types of documents, contracts, transfer documents of the mining concessions which are the property of THE COOPERATIVE and the transfer of any and all rights which the same has with respect to a contract with the Local Organization of Mining Cooperatives of Cangalli, Ltd., from the date June 11, 2002.

SECOND.-(THE VALIDITY OF THE CURRENT CONTRACT).- Because it is convenient to the interest of the contracting parties, those parties have decided by common accord to assign the present instrument the status of a definitive transfer of the mining concessions of THE COOPERATIVE, with all of the legal validity based on the Law, and the contract rights THE COOPERATIVE has with the Local Organization of Mining Cooperatives, Ltd., regarding 105 hectares, that contract containing the same volition of the parties, which recognize the plain validity and force of law, submitting themselves to the faithful and strict compliance in an irrevocable manner.

THIRD.-(THE OBJECT AND THE PROPERTY RIGHT IN THE CONCESSIONS).- On this date, and in a free and voluntary manner, without any problems with respect to consent, and because it is convenient to their interest, THE COOPERATIVE transfers in favor of THE COMPANY the mining concessions and rights, which are detailed as follows:

1. CONCESSIONS (DEPOSITS).- THE COOPERATIVE, is the only legitimate owner, with executive titles, to the concessions described below and that for purposes of this contract shall be called THE CONCESSIONS:

a) Monte Verde            562.5 Hectares          22.5 Quadrile Sections
b) November 15th          562.5 Hectares          22.5 Quadrile Sections
c) San Luis               200 Hectares            8 Quadrile Sections
d) Flor de Mayo           50 Hectares             2 Quadrile Sections

                                   TOTAL          55 Quadrile Sections

Equivalent to the mining concession: MINING COOPERATIVE UNITED CANGALLI, LTD., registered on October 28, 2000 with the Technical Service of Mines under registration number LP751 with Executive Title 792/2000 of October 5, 2000 authorized before the Notary Public No. 033, Dr. Maria Rosa B. de Cordero and with page number 6047-III on the National Map.

e) San Juan de Buena Vista     200 Hectares       8 Quadrile Sections
f) Chaco Ltd.                  100 Hectares       4 Quadrile Sections
g) November 18th               13 Hectares        0.52 Quadrile Sections
h) United Cangalli Central     105 Hectares       4.2 Quadrile Sections
i) Chaco Chico                 38 Hectares        1.52 Quadrile Sections



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


j) Continuation Sector         44 Hectares        1.76 Quadrile Sections

                                   TOTAL          20 Quadrile Sections

Equivalent to the mining concession: MINING COOPERATIVE UNITED CANGALLI, LTD., registered on January 16, 2001 en the Technical Service of Mines under registration number LP 811 with Executive Title No. 14/2001 of January 9, 2001 authorized before the Notary Public No. 033 Dr. Maria Rosa B. de Cordero and with page number 5947-II,6 of the National Map (NL, Santa Rosa de Challana).

k) UNITED CANGALLI with 8 quadrile sections, registered on January 16, 2001 en the Technical Service of Mines under registration number LP 812 with Executive Title No. 375/98 of May 28, 1998 authorized before the Notary Public No. 001 Dr. Julio Iturralde Perales and with page number 5947-II, 60 of the National Map (Santa Rosa de Challana). The same, which due to an internal accord within the COOPERATIVE is found registered in the name of Mr. GERMAN NUNEZ ARANDA, but which belongs and always did belong to the COOPERATIVE by the current contract is an included concession in the transfer to THE COMPANY. At the time, Mr. German Nunez Aranda is legally represented by his attorney-in-fact, LOURDES GRISOL GUTIERREZ DE NUNEZ, by virtue of a Power of Attorney conferred and evidenced in Public Writing No. 444/2002 of June 28, 2002, authorized before the Notary Public Ms. Silvia Noya Laguna, who expressly manifest her consent for the transfer of the described concession to THE COMPANY. In addition, to authorize her consent in the status of wife, she does subscribe the current document, Mrs. Lourdes Grisol Gutierrez de Nunez, who consents to the transfer referred to above. This concession is being inscribed in the Office of Property Rights.

By this document THE COOPERATIVE sells and transfers, in total, definitively and perpetually, to THE COMPANY 100% (one hundred percent) of the rights that correspond to THE MINING CONCESSIONS described previously, with all of their uses, customs, easements, without any limitation of any kind, whose details and specifications on the Certificates of Inscription with the Technical Service of Mines are attached as Exhibit "A", and form part of this document.

2.-CONTRACT.- THE COOPERATIVE transfers any and all contract rights that it has signed with the Local Organization of Mining Cooperatives, Ltd., the same being an indefinite contract, for THE COOPERATIVE to carry out mechanized mining of the pillars, remaining ground and remaining work areas from any previous mining, in 105 hectares found and described within the same contract, which is attached as Exhibit "B", and is an integral part of this contract. Within this transfer are the contract rights bearing on THE SHAFT.

FOURTH.-(SALE AND PRICE OF THE TRANSFER).- By this contract, and in a voluntary and free manner, without any problems regarding consent, and because it is convenient to their interests, and by virtue of the Minutes of the General Assembly and

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

the Power of Attorney which was authorized by the members of the Gold Mining Cooperative United Cangalli Ltd., THE COOPERATIVE, does sell and transfer the CONCESSIONS and CONTRACT RIGHTS mentioned in the previous clause, to THE COMPANY, for the price freely agreed upon of $us300,000 (THREE HUNDRED THOUSAND AMERICAN DOLLARS).

In addition, and as compensation, THE COMPANY recognizes up to $us175,000.00 (ONE HUNDRED SEVENTY FIVE THOUSAND AMERICAN DOLLARS) through the subrogation of obligations of THE COOPERATIVE with third parties, and will give additionally the amount of 4,130,000 (FOUR MILLION ONE HUNDRED AND THIRTY THOUSAND) common shares of the company Golden Eagle International, Inc., subject to those requirements and representations described in Clause Eleven of this contract, so that those shares may be equally divided and distributed to each of the members of THE COOPERATIVE.

FIFTH.-(FORM OF PAYMENT OF THE AGREED UPON PURCHASE PRICE AND MANNER OF PAYING THE COMPENSATION).- THE COOPERATIVE declares that upon the signature of the current contract it receives from THE COMPANY the sum of $us300,000.00 (THREE HUNDRED THOUSAND AMERICAN DOLLARS) in its entirety, in legal tender to the full satisfaction of THE COOPERATIVE, which you, Sir, Notary Public, will verify.

The further compensation referred to in the Fourth Clause will be paid by THE COMPANY in the following manner:

    a) Within the term of 30 calendar days from the subscription of this contract, THE COOPERATIVE, or the person or entity which it designates, will be given the sum of 4,130,000 (FOUR MILLION ONE HUNDRED AND THIRTY THOUSAND) common shares of the company Golden Eagle International, Inc., these shares subject to those requirements and representations described in Clause Eleven of this contract and with respect to which it is expressly agreed that THE COOPERATIVE will equally divide and distribute to each of its 118 members, which will result in each member of THE COOPERATIVE being given, based on the system established by THE COOPERATIVE, the amount of 35,000 common shares of the company Golden Eagle International, Inc., a list of those members of THE COOPERATIVE being included and attached to the present contract as Exhibit "C". It is expressly agreed that the shares given to THE COOPERATIVE, and which will be given to each of its members, may not be sold until the expiration of one calendar year from the date of issuance and are subject to Rule 144 and Regulation S in accordance with the stipulation in Clause Eleven.

     b) The compensation carried out by the subrogation of the debts in an amount up to $us175,000.00 (ONE HUNDRED SEVENTY FIVE THOUSAND AMERICAN DOLLARS), will operate once THE COOPERATIVE gives to THE COMPANY within the term of 30 days from the execution of this contract, a detailed list of those debts, and the same will form part of this contract once given without the

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

necessity of being attached hereto as Exhibit "D", agreeing as indicated in Clause Twelve, that THE COMPANY is authorized to transact accords, negotiations, confirm the existence of debts, or confirm the lapse or running of the statute of limitations of the same, with all of the faculties, rights, and obligations which correspond to a common debtor, substituting for THE COOERATIVE in all of its rights and obligations, for which THE COMPANY is authorized to determine negotiations which it considers convenient to its interests in relation to whomever comes forward as a debtor regarding those accounts or credits, and freeing THE COOPERATIVE of any and all obligation or responsibility for the same.

SIXTH.-(GUARANTEES REGARDING EVICTION AND PERFECTING TITLE).- THE COOPERATIVE declares and guarantees THE COMPANY:

    1. That the concessions and contract rights which are the object of the current purchase agreement and transfer are not encumbered, nor mortgaged, nor do they have any limitation, THE COOPERATIVE obligating itself to guarantee eviction and perfection of title.

    2. That the concessions and contract rights which are transferred by this contract are free of any encumbrance, lien, mortgage, or claims of any nature by any third party.

    3. That the members and attorneys-in-fact of THE COOPERATIVE have all of the attributes, powers, rights and faculties to transfer to THE COMPANY its rights (interests) in the concessions and the contract rights described in the Third Clause and the Exhibits "A" and "B".

    4. That the concessions that THE COOPERATIVE transfers by this contract, with respect to title, concession rights, and ownership and interests of THE COOPERATIVE in the same are preserved and perfected, without any deficiencies with respect to compliance with the law or current, applicable contracts.

    5. That the concessions transferred by THE COOPERATIVE to THE COMPANY by this contract, described in the Third Clause, are legitimately and solely titled to THE COOPERATIVE.

In any case, THE COOPERATIVE, and personally its attorneys-in-fact, constitute themselves as guarantors of eviction and perfection of title, obligating themselves to confront and respond to any claim that may arise from any member of THE COOPERATIVE or third parties, and which has an adverse impact, direct or indirect, on the rights contained in this contract.

SEVENTH.-(GUARANTEE OF THE VALUE OF THE SHARES).- THE COMPANY declares that the current value of the shares issued and given of the company Golden Eagle International, Inc. is $us0.10 (ten cents of an American dollar) per share.

                                5

The company COPROFI, S.R.L., represented in the current contract by ENRIQUE SARMIENTO SANCHEZ, is legally authorized by minutes of an Assembly of Shareholders, dated July 1, 2002, the legalized copy of which forms an integral part of this contract as Exhibit "E", expressly becomes guarantor with respect to the value of the shares which are given to THE COOPERATIVE or its members individually, assuming the obligation to compensate the shareholders for any difference between the value of the sale and the $us0.10 per share, upon the date that the shareholders desire to sell those shares, having run the limitation period for the sale of those shares and for the period of one hundred and eighty days thereafter exclusively.

In the event that the shares, after the one year limitation has run, had a value in excess of $us0.10 per share, the company COPROFI, S.R.L., will collaborate in the sale with THE COOPERATIVE, or its individual members, who wish to sell their shares in accordance with the requirements bearing on the same.

EIGHTH.-(THE OBLIGATIONS TO BE PERFORMED OF THE COOPERATIVE AND THE COMPANY).- THE COOPERATIVE will give all of its collaboration to THE COMPANY in diligent manner to prepare, sign, provide all documents and instruments that THE COMPANY may require, to carry out the transfer of the concessions detailed in the Third Clause and Exhibit "A", including the protocolization of this contract before a Notary Public and its registry in the Office of Real Property Rights in La Paz.

On its part, THE COMPANY, agrees to sign simultaneously a contract in which the stipulations are annulled which are contained in the Contract for Mining subscribed December 18, 2001 (from the Contract signed November 20, 1996). In view of the fact that by means of the current contract all contract rights are being transferred bearing on the mechanized mining of the pillars, remaining ground and remaining work areas from any previous mining, in the 105 hectares which are the subject of the contract between THE COOPERATIVE and the Local Organization of Mining Cooperatives Cangalli, Ltd., an area which is delineated in Exhibit "F", referred to on the topographical plan which was created by the parties, and is known and signed by the contracting parties, which forms part of this contract without the necessity of being included as an Exhibit to the same, THE COMPANY, by this contract, agrees to sign a new contract for mining, under the same conditions which exist on the date of the signing of this contract, so that THE COOPERATIVE may mine the MINING SHAFT which is found within the 105 hectares, and by this manner guarantee the obligations of THE COMPANY with respect to the town of Cangalli and the Local Organization of Mining Cooperatives Cangalli, Ltd. THE COMPANY manifest its agreement to respect the commitments in favor of:

     a) The Local Organization of Mining Cooperatives Cangalli, Ltd. and FERRECO, a regional tax equivalent to 0.5% and

     b) For the town of Cangalli through its legal authorities, a local tax equivalent to 0.5%.

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Both percentages on the results of the mining of THE CONCESSIONS (as previously existing taxes).

It is expressly agreed that additionally to that which has been mentioned, THE COMPANY voluntarily agrees to honor its commitment previously made to donate the sum of $us20,000.00 to THE COOPERATIVE to cover emergencies which periodically arise for its members. Moreover, THE COMPANY agrees to honor its commitment previously made to help offset power consumption for THE COOPERATIVE over the course of the upcoming year up to a maximum amount of $us20,000.00 running from April 2002 (to April 2003).

Finally, as an act of separation, THE COMPANY agrees to maintain its help and support in the areas of health and education in favor of the community of Cangalli as it has been developing to date.

NINTH.-(PAYMENT OF EXPENSES AND TAXES RELATIVE TO THE TRANSFER).- The contracting parties declare that by common accord THE COMPANY will cover 100% of the amount corresponding to transfer taxes. In addition, THE COMPANY will pay the necessary expenses to register the transfer and record it with the Office of Real Property Rights.

TENTH.-(POSSESSION OF THE CONCESSIONS).- In compliance with this contract, THE COOPERATIVE will give possession of the concessions which are the object of this purchase contract to THE COMPANY so that THE COMPANY may enter into immediate possession of the same, in a simultaneous and immediate manner with the signing of the present contract.

Nothing can constitute a reason or cause for the rescission, nullity, or resolution of this contract. In that regard, it is expressly stated that this contract and the sale and transfer are definitive and irrevocable, the reason for which herein THE COOPERATIVE gives total possession of the concessions, and all that in them is found, to THE COMPANY, without any possible complaints or claims which could block the intent of this contract.

ELEVENTH.-(THE SHARES).- The shares that THE COMPANY will give to THE COOPERATIVE in accordance with this contract may only be sold after the expiration of three hundred and sixty five days, that is, after one year from the issuance of said shares.

The shares which THE COMPANY will give to THE COOPERATIVE in accordance with this contract have not been registered pursuant to the Securities Act of 1933 or applicable state laws within the United States of America and are given and offered in accordance with an exemption to the provisions for registration in accordance with those laws.

In addition, these shares may not be sold, transferred, assigned or disposed of except as stipulated to in this contract, and unless such is in compliance with the restrictions to transfer and sale contained in this contract and the applicable state and federal laws of the

United States of America with respect to the sale, transfer, assignment or disposition of securities.

Upon subscribing this contract and having resolved to accept shares from THE COMPANY, THE COOPERATIVE declares and guarantees that:

     a) THE COOPERATIVE states in an express manner that it has analyzed and comprehends totally that having accepted shares from THE COMPANY is the equivalent of making an investment in THE COMPANY.

     b) THE COOPERATIVE, its directors, membership delegates, as well as its lawyers and financial advisors, have reviewed and received the last Annual Report of THE COMPANY for the year 2001, on Form 10-KSB, filed with the Securities and Exchange Commission of the United States of America, and have had an opportunity to review all of the Quarterly Reports on Form 10-QSB; Periodic Reports on Form 8-K; press releases; information available at THE COMPANY'S website on the Internet, www.geii.com; and all other information existent.

     In addition, the General Assembly of Members of THE COOPERATIVE, which took place on April 27, 2002, has approved the reception of shares of THE COMPANY after having made all of the necessary inquiries to make such a determination.

     c) THE COMPANY reserves the right to stop the transfer of shares to THE COOPERATIVE in the event that THE COMPANY does not receive all of the corresponding documentation regarding the titles to the concessions and further legal documentation to be in compliance with this contract. In the event that THE COOPERATIVE does not give to THE COMPANY the corresponding documentation, THE COOPERATIVE will pay the damages occasioned upon THE COMPANY.

TWELVTH.-(OBLIGATIONS OF THE COOPERATIVE TO BE PAID).- THE COMPANY agrees to cover the debts that THE COOPERATIVE has with various creditors, which will be detailed within the term of 30 days from the subscription of this contract, the same which will then comprise Exhibit "D" and form and integral part of this contract without the necessity of being inserted, up to a maximum amount of ONE HUNDRED SEVENTY FIVE THOUSAND AMERICAN DOLLARS ($us175,000.00), as indicated in the Fourth Clause above.

To effectively cover those obligations THE COMPANY will require 90 days from the tender of the list indicated to review and analyze the source of each the debts, for which it will coordinate with a commission designated by the Assembly of Members and the Board of Directors of THE COOPERATIVE, and THE COMPANY reserves the right to negotiate individually with each of the DEBTORS and each of the obligations, and cover them in the manner that will best meet the needs of THE COMPANY, for the completion of which a maximum term of four years is established to complete the indicated amount.

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THIRTEENTH.-(GUARANTEES OF THE COMPANY).- THE COMPANY guarantees THE
COOPERATIVE its compliance with the obligations assumed, in accordance with this contract, with all of its assets, and any obtained, and within the best form of right.

FOURTEENTH.-(APPLICABLE LAW AND ARBITRATION).- This contract is subject to, and regulated by, the laws of the Republic of Bolivia, in all that is pertinent.

The parties agree that any question that may arise from this contract and which supposes a conflict or disagreement among the parties, will be resolved in its first instance in an amenable form and by means of direct negotiations between the parties; only in the case that the parties cannot arrive at direct accords, it is convenient that they subject all and any difference to the decision of a panel of arbitration before the Center for Conciliation and Arbitration of the National Chamber of Commerce with its headquarters in La Paz, applying the norms set out in Law No. 1770, of March 11, 1997, and under the procedures provided for in that Center. The parties agree that the decision of the Arbitration Panel is binding and without recourse or jurisdictional action whatsoever.

FIFTEENTH.-(IN CONFORMITY).- We, as the first party: Benjamin Liberato Duran Siray, with C.I. 425375 L.P. (Administrator), Guillermo Marcos Garcia Blanco with C.I. 2335940 L.P. (General Secretary), Andres Carizales Mendoza with C.I. 2240968 L.P. (Treasurer), Flavio Oblitas with C.I. 2114726 (Coordinator), Alberto Callisaya Loza with C.I. 2003329 L.P. (President of the Vigilance Committee), Javier Arauco Camara with C.I. 2373013 L.P. (Secretary of the Vigilance Committee), Ladislao Garcia Blanco with C.I. 2373013 L.P. (Delegate), David Vidal Arauco Rivas with C.I. 2608156 L.P. (Delegate), Reynaldo Antonio Elena Calle with C.I. 399828 L.P. (Delegate), Hernan del Carpio Zubieta with C.I. 303007 L.P. (Delegate), Juan Carlos Rodriquez Loza with C.I. 2262795 L.P. (Delegate), Pedro 2do Guzman Wickley with C.I. 2263567 L.P. (Delegate), Julian Saravia Aguilar with C.I. 3390256 L.P. (Delegate), Rolando Gutierrez Beltran with C.I. 3319562 L.P. (Delegate), and Hugo Torrez Penaloza with C.I 271782 L.P. (Delegate), representing THE COOPERATIVE and as guarantors of the obligations of eviction and perfection of title; and LOURDES GRISOL GUTIERREZ DE NUNEZ, in legal representation of GERMAN NUNEZ ARANDA; and finally, HARLAN MACSPADDEN DELOZIER and VICTOR HUGO BRETEL BIBUS, as legal attorneys-in-fact for THE COMPANY; in addition to ENRIQUE SARMIENTO SANCHEZ, in representation of COPROFI, S.R.L., in favor of the clauses which have preceded, we express our full conformity with the content of the same and as a sign of our acceptance we subscribe at the foot of this contract, and moreover we expressly assign this contract the status of a private document, with full value and enforceability from the date that it is signed and until it is elevated to the category of a public instrument.

You, Sir, Notary Public, will please add the additional clauses of style and security in conformance with the law.

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This contract is signed in three originals in the city of La Paz on the second day of the month of July of 2002.

 Signatures of those named above. /s/





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